Exhibit 10.1

Maximum Loan Contract

Borrower: Global Technology Inc.	(hereinafter referred to as "Party A")

Lender: China Zheshang Bank Co., Ltd. Ningbo Branch	(hereinafter referred to as "Party B")

Mortgagor (Pledger) I: Global Technology Inc.

Mortgagor (Pledger) II:

Mortgagor (Pledger) III:	(hereinafter referred to collectively as "Party C")

WHEREAS, subject to Party A's application to Party C for provision of and Party C's willingness to use its legally owned property to provide mortgage (pledge) guarantee for Party A's debts, Party B agrees to provide loan support for Party A in future within a period of time in accordance with its loan approval procedures. NOW, THEREFORE, to specify the legal debtor-creditor relationship among Party A, Party B, and Party C arising from the loan, the mortgage (pledge) guarantee, and other related civil acts, the three parties, in accordance with relevant laws and regulations, hereby enter into this Contract through equal and amicable negotiation, and agree to jointly abide by it.

Article 1 The loans under this Contract shall include but not be limited to RMB loans, foreign currency loans, acceptance of bank acceptance bills, discounting of bank acceptance bills, discounting of commercial acceptance bills, issuance of import letter of credit (L/C), import bill purchase, export bill purchase, export packing finance, bank guarantees, guaranteed discounting of commercial acceptance bills, discounting of export collection bills, issuance of L/C, international and domestic trade financing, issuance of guarantees, forward foreign exchange settlement and sale, personal consumption loans, and other currency and credit supports.

Article 2 Party A may use the loans granted by Party B hereunder for its production and business operations or personal consumption.

Article 3 The total maximum balance of the principal of various types of loans as specified in Article 1 hereof shall not exceed RMB (in words) One Hundred Millions.

Article 4 The term of the loans as specified in Article 1 hereof shall be from 06/21/2019 (MM/DD/YY) to 01/04/2021 (MM/DD/YY), provided that the maturity date of the last loan shall not be later than           /           (MM/DD/YY).

Article 5 Party A shall, based on the needs of business operations or personal consumption, apply to Party B for one single loan at a time under this Contract, provided that multiple loans could be granted by Party B under this Contract. Party B has the right to determine whether to give Party A loan support based on Party A's operating conditions and financial conditions at the time of Party A applying for the loan. If Party B agrees to grant a loan to Party A, Party A and Party B shall separately enter into a specific business contract such as the loan contract, acceptance agreement, L/C issuance contract, or personal consumption loan contract. The debtor-creditor relationship arising from a single loan shall be subject to the corresponding business contract.

1

Article 6 The principal and interest of the debts owed by Party A to Party B under this Contract and all expenses incurred by Party B in exercising its creditor's rights shall be secured by the mortgage (pledge) of the ☐ real estate ☐ equity ☐ land and project in progress located at Wangchun Industrial Zone, Haishu District, Ningbo, reaching Yaohuang River on the east, the boundary of the plot on the south, Kechuang South Road on the west, and Shanhai Road on the north and owned by Party C, as shown in the Maximum Mortgage Contract (No. [***] Z.S.Y.G.D.Z. (2019) No. [***]) made and entered into by and among Party A, Party B, and Party C.

Article 7 All outstanding loan principal and interest and expenses under the / Contract (No.           /           ) entered into by and between Party A and Party B shall also be secured by the mortgage (pledge) of the aforementioned ☐ real estate ☐ equity ☐_________________owned by Party C.

Article 8 If Party C commits any breach under the mortgage (pledge) contract, or Party A commits any breach under any business contract, Party B has the right to immediately stop granting the loan amount that has not been granted hereunder, and accelerate the maturity of the loans granted hereunder. At the same time, Party B may dispose of the collaterals provided by Party C, to secure its creditor's rights.

Article 9 Any and all disputes arising out of the performance of this Contract shall first be settled by the three parties through amicable negotiation. If no agreement is reached through negotiation, any party may file a lawsuit with the competent court at the locality of Party B.

Article 10 This Contract shall come into effect upon being stamped by the three parties hereto and signed or stamped by their legal representatives or authorized representatives (each, an "Eligible Representative"), and become invalid after the debts hereunder are paid off.

Article 11 This Contract may be executed in four counterparts, with one counterpart being held by each party, and one being filed with the competent mortgage (pledge) registration authority, all of which shall be equally authentic.

Party A (Seal): Global Technology Inc.	Party B (Seal): China Zheshang Bank Co., Ltd. Ningbo Branch
Party A's Eligible Representative (Signature/Seal): Chih-Hsiang Lin	Party B's Eligible Representative (Signature/Seal): Huafeng Pan

Party C (Seal): (Mortgagor (Pledger) I) :Global Technology Inc.

Party C's Eligible Representative (Signature/Seal): Chih-Hsiang Lin

(Mortgagor (Pledger) II)	(Mortgagor (Pledger) III)
Party C's Eligible Representative (Signature/Seal):	Party C's Eligible Representative (Signature/Seal):

Signing Date: 2019/06/21

2